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                                                                     EXHIBIT 8.2

                            REED SMITH SHAW & MCCLAY

                             2500 ONE LIBERTY PLACE               PITTSBURGH, PA
                                                                  WASHINGTON, DC
FAX 215-851-1420           PHILADELPHIA, PA 19103-7301            HARRISBURG, PA
                                                                      McLEAN, VA
WRITER'S DIRECT DIAL NUMBER       215-851-8100                     PRINCETON, NJ
                                                                    NEW YORK, NY

(202) 457-6100


                                        [__________ __, 1997]


Corporate Property Associates 14 Incorporated
50 Rockefeller Plaza
New York, New York  10020

     Re: Corporate Property Associates 14 Incorporated

Gentlemen:

          Corporate Property Associates 14 Incorporated (the "Company") is a Maryland corporation which has qualified as a real estate investment trust ("REIT") for Federal income tax purposes. The Company intends to make a public offering of 30,000,000 shares of its common stock, $.001 par value (the "Shares"). The Company has requested our opinion as to whether pursuant to the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001-1461 ("ERISA"), the assets of the Company would be treated as the assets of an employee benefit plan by virtue of that plan's purchase of Shares.

          In rendering our opinion, we have reviewed the Registration Statement on Form S-11, Registration No. [333-____] (the "Registration Statement"), and the Prospectus included therein, filed by the Company with the Securities and Exchange Commission, the Company's Articles of Incorporation and Bylaws, each as amended. We have assumed the authenticity of the documents provided and have not attempted to verify independently any factual information.

          Based on and subject to the foregoing, we are of the opinion that as of the date hereof:

          1) Assuming the offering takes place as described in the Registration Statement, the Shares should constitute "publicly-offered securities," as that term is used in regulations promulgated by the Department of Labor (the "Department") and codified at 29 C.F.R. 2510.3-101, and the underlying assets of the Company should not be considered to be plan assets by virtue of an employee benefit plan's purchase of Shares; and
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REED SMITH SHAW & MCCLAY

Corporate Property Associates 14 Incorporated
[___________ __, 1997]
Page 2

          2) The discussions contained in the portions of the Registration Statement entitled "Risk Factors--Other Investment Risks--Investment by Pension or Profit-Sharing Trusts, Keoghs or IRAs" and "ERISA Considerations" (all of which are incorporated by reference into this opinion) accurately reflect the relevant state of the law affecting employee benefit plans and their fiduciaries.

          This opinion is based on existing law which is to a large extent the result of a regulation and administrative interpretations by the Department. No assurance can be given that administrative opinions or judicial decisions may not be forthcoming which would modify the conclusions expressed in this opinion.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "ERISA Considerations" and "Risk Factors" therein concerning this opinion.

                                        Sincerely,

                                        REED SMITH SHAW & McCLAY


DJM